Exhibit 10.2

STATE OF TEXAS	)
SEVERANCE AGREEMENT
COUNTY OF DALLAS	)
THIS SEVERANCE AGREEMENT is entered into as of the 21st day of February, 2007, by and between Natural Health Trends Corp. (referred to hereinafter as the “Company”), and Gernot Senke (referred to hereinafter as “Senke”).
W I T N E S S E T H:
WHEREAS, the parties mutually desire to allow Senke to resign as the Chief Operating Officer of the Company under the terms of this Agreement; and
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Senke has tendered, and the Company accepts, Senke’s resignation as Chief Operating Officer of the Company, effective February 21, 2007.

2.
The parties agree that the Non-Competition Agreement entered into by the parties on or about the 21st day of December, 2006 (the “Non-Competition Agreement”), is hereby modified so that the Company’s sole remedy for any violation of Section 5 of the Non-Competition Agreement shall be termination of the Company’s obligation to continue paying any amount otherwise required under this Agreement.

3.
The parties agree that the “Letter of Employment Terms” dated the 21st day of December, 2006, signed by the parties and setting forth the terms of Senke’s employment (the “Letter”), shall be terminated and no longer be of any force and effect, it being the specific intent of the parties that nothing under this Agreement shall be deemed a breach by either party of the terms of the Letter.

4.	The Company will pay to Senke all accrued but unpaid salary due Senke by the Company up through but not including February 21, 2007, in accordance with its normal payroll practice.

5.	The Company will promptly reimburse Senke $14,736.99 in expenses incurred by Senke in the process of relocating to Dallas, Texas.

6.
The Company will make severance payments (the “Severance Payments”) to Senke on each date that the Company’s payroll is normally paid in an amount based on an annualized gross salary of $220,000. The Severance Payments will continue until the earlier of (a) February 20, 2008, (b) the date the Senke accepts other employment, or (c) the date that Senke breaches any provision of this Agreement or the Non-Competition Agreement (as amended hereby) (the “Severance Period”). Any amount that Senke receives, earns, or is promised for consulting work performed during the Severance Period will be deducted from the Severance Payments otherwise due hereunder. Each acceptance by Senke of an installment of the Severance Payment shall constitute a representation and warranty to the Company that the amount accepted was due to Senke under the terms of this Agreement. Senke will promptly comply with reasonable requests of the Company for confirmation and verification that Senke has not, during the Severance Period, accepted other employment received, earned, or been promised compensation for services rendered during the Severance Period or breached any provision of this Agreement or the Non-Competition Agreement.

7.
For so long as the Company is required by this Agreement to continue paying the Severance Payment to Senke, the Company will maintain Senke as a covered employee on its health and dental insurance plans or, if the Company is legally or contractually precluded from maintaining Senke as a covered employee on its health and dental insurance plans, the Company will pay the COBRA premiums for Senke.

8.
Senke agrees that he will make no disparaging statements about the Company, its subsidiaries, or their business, finances, prospects, shareholders, directors, officers, agents, attorneys, consultants and past and present employees. The Company will make no disparaging statements about Senke. Nothing in this paragraph is intended to prevent any party from testifying truthfully under oath if compelled to do so by a subpoena or order issued by a court or administrative agency with competent jurisdiction, from speaking in confidence with their attorneys, or complying with applicable securities or other laws.

9.
Senke hereby agrees, on behalf of himself and all of his heirs or personal representatives, to release the Company, its predecessors and successors, parent company, all affiliates, and all of their present or former directors, officers, agents, partners, employees, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs (collectively hereafter “the Released Parties”), from any and all claims for relief of any kind, whether now known or unknown, and concerning events occurring at any time up to the date of this Agreement including, but not limited to, those which in any way arise out of or relate to Senke’s employment or the termination of his employment by resignation with the Company, any and all claims of discrimination of any kind, including, but not limited to claims of discrimination due to sex, age, race, ethnicity, color, religion, national origin, disability, marital status, sexual orientation, or political affiliation, and any contractual, tort or other common law claims. This settlement and waiver includes all such claims, whether under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or under any other applicable federal, state or local laws or ordinances or any other legal restrictions on the Company’s rights, including but not limited to the Texas Commission on Human Rights Act. Senke further agrees not to file a suit of any kind against the Company or other Released Parties relating tohis employment, or to participate voluntarily in any employment-related claim brought by any other party against the Company or other Released Parties. Senke understands that this Agreement and General Release effectively waives any right he might have to sue the Company and other Released Parties for any claim arising out of his employment or the termination thereof. This Agreement shall not be construed as releasing or affecting any claim Senke may have for benefits vested under any ERISA or pension plan. Nothing in this Agreement is meant to waive any right Senke may have to elect COBRA continuation coverage. This Release extends to all claims of every nature and kind, presently existing or resulting from or attributable to any act or omission of any of the Released Parties, occurring prior to the execution of the Agreement.

10.
Senke agrees to fully cooperate with any investigation conducted by the Company, its Audit Committee, or any independent investigator retained by the Company or its Audit Committee into any alleged ethical or legal violation by the Company, its subsidiaries, officers, directors, employees, agents, consultants, or distributors. Reasonable cooperation includes, but is not limited to, making himself available at reasonable times and places and on reasonable notice to be interviewed or to testify as to such matters. Senke acknowledges that he has fully disclosed to the Company’s Audit Committee any known or suspected ethical or legal violation by the Company, its subsidiaries, officers, directors, employees, agents, consultants, or distributors.

11.
The parties to this Agreement understand and agree that this Agreement represents the settlement of the termination of Senke’s employment by resignation with the Company, and is not intended, nor shall it be construed to be, and admission of liability on the part of either party.

12.
The parties agree that it would be difficult to measure any damages caused to the other party which might result from any breach of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if either party breaches, or proposes to breach, any portion of this Agreement, the other party shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage it.

13.
The parties agree to execute any further or additional documents and to take such further action as may be reasonably necessary to fully and completely carry out the intention of the parties hereto and the terms of this Agreement.

14.
The parties acknowledge that each has carefully read and reviewed this Agreement, has had the opportunity to review it with counsel, understands its contents, and is satisfied with the terms and conditions of this Agreement.

15.
Texas law shall govern the interpretation of this Severance Agreement without regard to any choice of law or conflict of law provisions existing under Texas law or the laws of any other state. This Agreement is intended to be effective as an instrument executed under seal. Exclusive jurisdiction of any dispute arising from or related to this Agreement shall lie in the state or federal court in Dallas County, Texas, that is selected by the Company.

16.
In the event any provision of this agreement shall be found to be void or invalid for any reason, then such portion or provision shall be deemed severable from the remaining provisions or portions of this Agreement, and shall not affect the validity of the remaining provisions, which shall be given full effect as if the void or invalid provision had not been included herein.

17.
The prevailing party in any proceeding to construe or enforce this Agreement, and any party successfully asserting a release hereunder as a defense in any proceeding, shall recover reasonable attorneys’ fees and the cost of mediation.

18.	This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute a single memorandum.

19.	No modification or amendment of this Agreement shall be effective unless the same be in a writing duly executed by all parties hereto.

20.
This Agreement supersedes all previous agreements, negotiations or understandings between the parties, whether written or oral. This Agreement constitutes the entire agreement between the parties, and no other promise, statement or representation not expressed specifically herein has been made to or relied upon by either party.

21.
The representative of the Company executing this Agreement represents and warrants that he is authorized to enter into this Agreement on behalf of the Company, and that this Agreement shall be the legal, valid and binding obligation of the Company.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have willingly, knowingly, and upon the advice and consent of counsel, executed this Agreement on the date and year first written above.

COMPANY:		SENKE:
Natural Health Trends Corp.

By:	/s/ Chris Sharng	/s/ Gernot Senke

Gernot Senke
Title:	President